                                                                    EXHIBIT 12.1


                                 PROLOGIS TRUST

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (DOLLAR AMOUNTS IN THOUSANDS)



                                                YEAR ENDED DECEMBER 31,
                                 ----------------------------------------------------
                                   1999       1998       1997       1996       1995
                                 --------   --------   --------   --------   --------

Net Earnings from Operations     $161,570   $102,936   $ 38,832   $ 79,384   $ 47,660
Add:
     Interest Expense             170,746     77,650     52,704     38,819     32,005
                                 --------   --------   --------   --------   --------

Earnings, as Adjusted            $332,316   $180,586   $ 91,536   $118,203   $ 79,665
                                 ========   ========   ========   ========   ========

Fixed Charges:
     Interest Expense            $170,746   $ 77,650   $ 52,704   $ 38,819   $ 32,005
     Capitalized Interest          15,980     19,173     18,365     16,138      8,599
                                 --------   --------   --------   --------   --------

         Total Fixed Charges     $186,726   $ 96,823   $ 71,069   $ 54,957   $ 40,604
                                 ========   ========   ========   ========   ========

Ratio of Earnings, as Adjusted
     to Fixed Charges                 1.8        1.9        1.3        2.2        2.0
                                 ========   ========   ========   ========   ========